THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN,

NONQUALIFIED STOCK OPTION GRANT – TERMS AND CONDITIONS
SECTION 16 OFFICER (NON-U.S.)

1.
These Terms and Conditions, including the attached Appendix, form part of your Stock Option Agreement (the “Agreement”) pursuant to which you have been granted a Nonqualified Stock Option (“Stock Option”) under The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is enclosed for your convenience. The terms of the Plan are hereby incorporated in this Agreement by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

2.
The number of common shares of The Western Union Company (the “Company”) subject to the Stock Option, the grant date of the Stock Option and the option exercise price are all specified in the attached Award Notice (which forms part of the Agreement).

3.	Subject to the other provisions of this Agreement and the terms of the Plan, you will “vest” in, or have the right to exercise, this Stock Option as follows:

(a)	On or after the first anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to one-fourth (25%) of the total number of shares covered hereby;

(b)	On or after the second anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to one-half (50%) of the total number of shares covered hereby;

(c)	On or after the third anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to three-fourths (75%) of the total number of shares covered hereby;

(d)	On or after the fourth anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option with respect to the total number of shares covered hereby;

(e)	No part of this Stock Option may be exercised after the tenth anniversary of the grant date listed in the Award Notice; and

(f)
If you are an eligible participant in the Company’s Severance/Change in Control Policy (Executive Committee Level) at the time of a Change in Control and your employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under such policy during the 24-month period commencing on the effective date of the Change in Control, then this Stock Option shall immediately become fully vested and exercisable effective on the date of your termination and may thereafter be exercised by you (or your legal representative or similar person) until the end of your severance period under such Policy or, if earlier, the expiration date of the term of this Stock Option.

This option may not be exercised for a fraction of a common share of the Company.
Notwithstanding the foregoing provisions in this paragraph 3, you will forfeit all rights to this Stock Option unless you accept these Terms and Conditions either through on-line electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions on or before the 90th day following the grant date listed in the Award Notice. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 12500 E. Belford Avenue, M21B2, Englewood, Colorado 80112. In addition, notwithstanding any other provision of the Plan or this Agreement, you must execute and return to the Company or accept electronically (if permitted by the Company) an updated restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement on or before the 90th day following the Grant Date will cause this Stock Option to be forfeited and cancelled by the Company without any payment to you.

4.	This Stock Option may not be exercised, in whole or in part, unless the following conditions are met:

(a)	Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will comply with applicable U.S. federal, state, local and foreign laws.

(b)
You pay the exercise price as follows: (i) by giving notice to the Company or its designee of the number of whole shares of Common Stock to be purchased and by making payment therefor in full (or arranging for such payment to the Company's satisfaction) either (A) in cash, (B) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company and to whom you have submitted an irrevocable notice of exercise (i.e., also known as “cashless exercise”) or (C)

Section 16 Officer (Non-U.S.)

by a combination of (A) and (B), and (ii) by executing such documents as the Company may reasonably request.

(c)
You must, at all times during the period beginning with the grant date of this Stock Option and ending on the date of such exercise, have been employed by the Company, a Subsidiary or an Affiliate or have been engaged in a period of Related Employment, with certain exceptions noted below. Service on the Board after receipt of a Stock Option shall not be considered a termination of employment.

(d)
You have executed and returned to the Company or accepted electronically an updated restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. While a court may sever any provision in the restrictive covenant agreement, you agree by executing or electronically accepting the restrictive covenant agreement that you will forfeit this Stock Option, whether vested or not, if you do not abide by the restrictive covenant agreement as written.

5.
Absent a period of Related Employment or service on the Board subsequent to the grant date, if you terminate employment or cease providing services to the Company, a Subsidiary or an Affiliate while holding this Stock Option, your right to exercise the Stock Option and the time during which you may exercise the Stock Option depends on the reason for your termination.

(a)
Disability. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Disability, this Stock Option shall become fully vested and exercisable and may thereafter be exercised by you (or your legal representative or similar person) until the date which is one year after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option.

(b)
Retirement. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Retirement, this Stock Option, to the extent not already vested, shall vest on a prorated basis on the effective date of your termination of employment or service. Such prorated vesting shall be calculated by multiplying the number of shares covered by the unvested portion of this Stock Option by a fraction, the numerator of which is the number of days that have elapsed between the grant date and the effective date of your termination of employment or service and the denominator of which is the number of days between the grant date and the fourth anniversary of the grant date. The unvested portion of this Stock Option that does not become vested under such calculation shall be forfeited effective on your termination date and shall be canceled by the Company. The vested portion of this Stock Option, including any portion that had previously become vested and the prorated portion that vests effective on your termination date in accordance with the above calculation may be exercised by you (or your legal representative or similar person) until the earlier of (i) the date which is two years after the effective date of your termination of employment or service or the last day of your severance period under the Company’s Severance/Change in Control Policy (Executive Committee Level) if you qualify for benefits under such policy in connection with your termination, whichever is later, or (ii) the expiration date of the term of this Stock Option. In administering the Plan, the Committee reserves the right to treat your termination of employment due to Retirement the same as "Other Termination" (as defined in this Agreement) in the event that application of the immediately preceding sentence would be deemed to be impermissible age discrimination under local law, as determined in the sole discretion of the Committee.

(c)
Death. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of death, this Stock Option shall become fully vested and exercisable and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of this Stock Option.

(d)
Involuntary Termination Without Cause. Except to the extent paragraph 3(f) applies, if your employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause and you are an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee, subject to the terms of such policy, the unvested portion of this Stock Option shall vest on a prorated basis effective on your termination date. Such prorated vesting shall be calculated by multiplying the number of shares covered by the unvested portion of this Stock Option by a fraction, the numerator of which is the number of days that have elapsed between the grant date and the effective date of your termination of employment or service and the denominator of which is the number of days between the grant date and the fourth anniversary of the grant date. The unvested portion of this Stock Option that does not become vested under such calculation shall be forfeited effective on your termination date and shall be canceled by the Company. The vested portion of this Stock Option, including any portion that had previously become vested and the prorated portion that vests effective on your termination date in accordance with the above calculation may be exercised by you (or your legal representative or similar person) until the end of your severance period under such Policy or, if earlier, the expiration date of the term of this Stock Option. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause and you are not an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee on the date of such termination, this Stock Option shall cease to vest, and to the extent already vested, may

Section 16 Officer (Non-U.S.) 2

thereafter be exercised by you (or your legal representative or similar person) until the date which is three months after such involuntary termination, or if earlier, the expiration date of the term of this Stock Option. Notwithstanding the foregoing, if, at the time of your termination of employment, you have satisfied the applicable age or age and service requirement for “Retirement” under the Plan, the provisions of paragraph 5(b) above, rather than this paragraph 5(d), shall be applicable to this Stock Option if at such time the provisions of paragraph 5(b) are more advantageous to you.

(e)
Termination for Cause. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated for Cause, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date of your termination of employment or service. If the New York Stock Exchange is closed at the time of your termination of employment, this Stock Option shall be forfeited at the time your employment is terminated and shall be canceled by the Company.

(f)
Other Termination. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates for any reason other than Disability, Retirement, death, involuntary termination without Cause, or termination for Cause, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date which is the thirtieth (30th) day following your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option. If the New York Stock Exchange is closed on the thirtieth (30th) day following your termination of employment or service, then your unexpired Stock Option may be exercised until the close of the New York Stock Exchange on the next following day on which the New York Stock Exchange is open, after which time this Stock Option shall be forfeited and canceled by the Company.

(g)
Death Following Termination of Employment or Service. If you die during the applicable Post-Termination Exercise Period, this Stock Option will be exercisable only to the extent that the Stock Option is exercisable on the date of your death and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of your death, or if earlier, the expiration date of the term of this Stock Option.

6.
Subject to any restrictions imposed by local law, so long as you continue to be a member of the Executive Committee of the Company, you may transfer this Stock Option to a Family Member or Family Entity without consideration; provided, however, in the case of a transfer of this Stock Option to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of this Stock Option shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgement by the Committee of its receipt and acceptance of such notice. If this Stock Option is transferred to a Family Member or Family Entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution. The Committee has delegated its responsibilities under this paragraph 6 to the Company’s General Counsel.

7.
The Company shall have the right to require, as of the grant, vesting or exercise of an option and the sale of any shares of stock received upon exercise of an option, that you (or any person acting under Paragraph 5 above):

(a)
Pay to the Company or its designee, upon its demand, such amount as may be requested for the purpose of satisfying its obligation or the obligation of any of its Subsidiaries or Affiliates or other person to withhold U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of the shares. You may satisfy your obligation to pay such amounts by authorizing the Company to withhold from your wages or other cash compensation, from proceeds from the sale of shares or from the shares purchased by you pursuant to the exercise shares having a fair market value on the date of exercise equal to the withholding amount. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to allow you to exercise the option; and

(b)	Provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant.

(c)
Regardless of any action the Company or my employer (the “Employer”) takes with respect to any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items legally due by me is and remains my responsibility and may exceed the amount actually withheld by the Company and/or the Employer. I further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Options, including the grant of the Stock Options, the exercise

Section 16 Officer (Non-U.S.) 3

of the Stock Options, the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Options to reduce or eliminate my liability for the Tax-Related Items.

(d)
Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, I will pay or make adequate arrangements satisfactory to the Company and/or Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (A) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (B) withhold whole shares of Common Stock which would otherwise be delivered to me having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from my wages or other cash compensation which would otherwise be payable to me by the Company or the Employer or from any equivalent cash payment received upon exercise of the Stock Options, equal to the amount necessary to satisfy any such obligation, (C) withhold from proceeds of the sale of shares of Common Stock acquired upon issuance of the Stock Options either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization), or (D) a cash payment to the Company by a broker-dealer acceptable to the Company to whom I have submitted an irrevocable notice of sale.

(e)
Finally, I shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue shares of Common Stock to me if I fail to comply with my obligations in connection with the Tax-Related Items as described herein.

8.
The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of yours under this Agreement without your written consent.

9.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

10.
The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware. If you have received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

11.
In accepting the grant, you acknowledge that: (i) the Plan is discretionary in nature and it may be modified, suspended or terminated by the Company or the Committee at any time; (ii) the grant of the Stock Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (iii) all decisions with respect to any such future grants will be at the sole discretion of the Committee; (iv) your participation in the Plan shall not create a right to further employment with your Employer (“Employer”) and shall not interfere with the ability of your Employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the value of the option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (vii) the options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event of involuntary termination of your employment, your right to receive options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed regardless of any reasonable notice period mandated under local law (including but not limited to statutory law, regulatory law and/or common law) and the right to receive grants of options will not continue during any required notice period; (ix) the options have not been granted to you in consideration of your employment with your Employer, but is purely a gratuity extended by the Company at its sole discretion, and the option grant can in no event be understood or interpreted to mean that the Company is your employer or that you have an employment relationship with the

Section 16 Officer (Non-U.S.) 4

Company; (x) the future value of the underlying shares is unknown and cannot be predicted with certainty; (xi) if the underlying shares do not increase in value, the options will have no value; and (xii) no claim or entitlement to compensation or damages arises from termination of the options or diminution in value of the options or shares purchased through exercise of the options and you irrevocably release the Company and your Employer from any such claim that may arise.

12.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your Employer, the Company and the Company’s Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that your Employer and/or the Company hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your ability to exercise or realize benefits from the option.

13.
If any provision of this Agreement (including the Appendix) shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

14.
You acknowledge that you have read the Company’s Clawback Policy. In consideration of the grant of this Stock Option, you agree to abide by the Company’s Clawback Policy as it may be amended from time to time, and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Company’s Clawback Policy) received by or paid to you resulted from any financial result or performance metric that was impacted by your misconduct or fraud and that compensation should be recovered from you (such amount being recovered, the “Clawbacked Compensation”), then upon such determination, the Board may recover such Clawbacked Compensation by (a) cancelling all or any portion of this Stock Option (the “Clawbacked Portion”) and, in such case, you shall cease to be entitled to exercise the Clawbacked Portion of this Stock Option and the Clawbacked Portion of this Stock Option shall automatically and without further action of the Company be cancelled, (b) requiring you to deliver to the Company shares of Common Stock acquired upon the exercise of this Stock Option (to the extent held by you), (c) requiring you to repay to the Company any profit resulting from the sale of shares of Common Stock acquired upon the exercise of this Stock Option or (d) any combination of the remedies set forth in clauses (a), (b) or (c). The foregoing remedies are in addition to and separate from any other relief available to the Company due to your misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon you and all persons claiming through you.

15.
The validity, construction, interpretation, administration and effect of the Plan and this Agreement (including the Appendix) shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the Stock Option or the Agreement (including the Appendix), the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Douglas County, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

16.
If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

17.
The Company may, in its sole discretion, decide to deliver any documents related to the Stock Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such

Section 16 Officer (Non-U.S.) 5

documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

18.
Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any special terms and conditions set forth in the Appendix for your country. The Appendix constitutes part of this Award Agreement.

19.
The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are working at the time of grant, exercise or the sale of shares of Common Stock received pursuant to this Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you is and will be solely responsible for and must fulfill.

I hereby confirm that the foregoing and the documents attached hereto are hereby in all respects accepted and agreed to by the undersigned as of the date of this Agreement:
Signature:_______________________________	Printed Name: ______________________
Date: ________________________________

Section 16 Officer (Non-U.S.) 6

APPENDIX

THE WESTERN UNION COMPANY
2015 LONG-TERM INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

ADDITIONAL TERMS AND PROVISIONS
FOR SECTION 16 OFFICER (NON-U.S.)

Terms and Conditions

This Appendix includes special terms and conditions applicable to you if you reside in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Notifications

This Appendix also includes country-specific information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you exercise the Stock Option or sell shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, please note that if you are a citizen or resident of a country other than the country in which you are currently working, or transfer employment after grant, the information contained in this Appendix may not be applicable to you.

AUSTRIA

Notifications

Consumer Protection Notification. If the provisions of the Austrian Consumer Protection Act (the “Act”) are applicable to the Agreement and the Plan, you may be entitled to revoke your acceptance of the Agreement under the conditions listed below:

(i)
If you accept the Agreement outside the business premises of the Company, you may be entitled to revoke your acceptance of the Agreement, provided the revocation is made within one week after you accept the Agreement.

(ii)
The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language which can be understood as your refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

Exchange Control Information. If you hold shares of Company stock outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is as of December 31 and the deadline for filing the annual report is January 31 of the following year.
When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

Section 16 Officer (Non-U.S.) 7